Exhibit 10(e)2
PERFORMANCE AWARD AGREEMENT

THIS    PERFORMANCE AWARD AGREEMENT (the "Agreement"), made and entered into by and between Southern Company Services, Inc. (the "Company") and Emile J. Troxclair III ("Employee"), shall be effective as of January 3, 2015 (the "Effective Date").
W I T N E S S E T H:

WHEREAS, Employee is Senior Vice President for the Company and his services are critical to the successful safe and effective completion of the Integrated Coal Gasification Combined Cycle facility in Kemper County, Mississippi (the “Project”);

WHEREAS, the Company desires to provide an opportunity for Employee to earn a performance-based award upon the successful completion of the Project on or before March 31, 2016 under the following terms;

NOW, THEREFORE, in consideration of the premises, and the agreement of the parties set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.     Performance Award Amount. If Employee remains actively employed in his position as of the Effective Date in support of the Project through the date the Project is placed in service (“Project Completion Date”), Employee shall become vested in the following amount provided the applicable Performance Conditions set forth in Section 2 below are met:

Performance Award Amount	Project Completion Date

Up to $1,000,000	On or before October 31, 2015
Up to $900,000	On or before November 30, 2105
Up to $800,000	On or before December 31, 2015
Up to $700,000	On or before January 31, 2016
Up to $600,000	On or before February 29, 2016
Up to $500,000	On or before March 31, 2016

The Performance Awards under this Paragraph 1 shall be treated as awards of Cash-Based Awards under the Southern Company Omnibus Incentive Compensation Plan (the "Omnibus Plan") and therefore, governed by the terms of that plan.

2.    Performance Conditions. The following performance conditions shall be applicable to the Award Amounts set forth above:

(a)
In addition to completion by the applicable Performance Completion Date, entitlement to the applicable Cash-Based Award Amount shall be based on the safe and effective completion of the Project and will include the following considerations:

(i)	Adherence to all policies, procedures, regulation and laws of and applicable to the Company, including without limitation:

•	Ethical and Legal Compliance Expectations

•	Equal Employment / Harassment

•	Workplace Threats and Violence

•	Electronic Communications

•	Safety and the Environment

•	Drugs and Alcohol

•	Conflict of Interest

(ii)
Consistent commitment to the Company’s standards of personal and workplace safety, process safety management and ethical conduct, as exhibited through tone from the top communications and behaviors, and effective execution of related policies and practices.

(b)
Determination of the degree of satisfaction of the Performance Conditions, including a determination of the Project Completion Date, shall be made solely by the Chief Executive Officer of Mississippi Power Company (“CEO”). The determination of the degree of satisfaction of the Performance Conditions shall be made within thirty (30) days following the Project Completion Date. The date the determination is made is referred to as the “Determination Date.”

3.    Vesting and Payment of Performance Award.

(a) Generally. If the CEO determines that the Performance Conditions have been met fully or in part, the Performance Award Amount shall be determined by the CEO and such amount shall vest on the Determination Date. Unless modified by the provisions set forth in Paragraphs 3(b) or 3(c), the vested Performance Award, or any portion thereof that has not been deferred as provided in Section 3(c), shall be paid in cash to Employee in a lump sum within 45 days following vesting (the "Scheduled Payment Date").

(b) Death. If Employee dies after the Performance Award has vested and prior to the Scheduled Payment Date, the applicable award amount, except any amount deferred under Section 3(c), shall be paid to Employee’s estate.

(c)
Deferral of Payout. Employee may elect to defer payout of any portion of the vested Performance Award into the Southern Company Deferred Compensation Plan (the “DCP”) so long as such deferral does not violate either the provisions of Section 409A of the Internal Revenue Code or the terms of the DCP, including provisions in the DCP concerning the timing and form of elections. A vested Performance Award hereunder shall be considered an “Incentive Award” under the terms of the DCP.

4.    Amendment and/or Termination of the Agreement. The Agreement terminates when all amounts have been paid or forfeited pursuant to Section 3. Notwithstanding the preceding sentence, the Employee and the Company may mutually agree to amend or terminate the Agreement prior to the end of the term only by written agreement signed by each party.

5.    Confidentiality. Employee represents and agrees that he will keep all terms and provisions of the Agreement completely confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning the Agreement to anyone other than those persons named above, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any affiliate of the Company. The Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

6.    Assignability. Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under the Agreement shall be void and have no effect.

7.    Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under the Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of the Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company's creditors.

8.    No Effect on Other Arrangements. It is expressly understood and agreed that any payments made in accordance with the Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, due to his employment with the Company.

9.    Compensation. Any compensation paid to Employee pursuant to the Agreement shall not be considered "compensation" as the term is defined in The Southern Company Employee Savings Plan, or "earnings" as such term is defined in The Southern Company Pension Plan. Except as provided in Section 3(c), a Performance Award paid to Employee shall not be considered wages, salaries or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provides otherwise.

10.    No Guarantee of Employment. No provision of the Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for cause, the Employee’s employment relationship with the Company.

11.    Governing Law. The Agreement, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Mississippi, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the Agreement has been executed by the parties above, this 18th day of December 2014.

COMPANY

/s/G. Edison Holland Jr.
By:	G. Edison Holland Jr.
Its:	President and CEO

EMPLOYEE

/s/Emile J. Troxclair
Emile J. Troxclair

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